EXHIBIT 99.4

UNAUDITED PRO FORMA COMBINED CONDENSED
  CONSOLIDATED FINANCIAL INFORMATION

The following is the unaudited pro forma combined condensed consolidated financial information for MB Financial, Inc. (“MB Financial”) and American Chartered Bancorp, Inc. (“American Chartered”), giving effect to the merger of American Chartered with and into MB Financial. The unaudited pro forma combined condensed consolidated balance sheet as of June 30, 2016 gives effect to the merger as if it occurred on that date.  The unaudited pro forma combined condensed consolidated statements of operations for the six months ended June 30, 2016 and the year ended December 31, 2015 give effect to the merger as if it occurred on January 1, 2015.  The actual completion date of the merger was August 24, 2016.

The unaudited pro forma combined condensed consolidated financial statements have been prepared using the acquisition method of accounting for business combinations under GAAP. MB Financial is the acquirer for accounting purposes. Certain immaterial reclassifications have been made to the historical financial statements of American Chartered to conform to the presentation in MB Financial’s financial statements.

Based on the closing price of the acquisition, consideration paid by MB Financial was $487.4 million, including $382.8 million in common stock (9.7 million shares), $102.3 million in cash and $2.3 million in preferred stock and stock-based awards assumed.  Fair value adjustments and amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma combined condensed consolidated financial statements presented herein and could result in a material change in amortization or accretion of the fair value adjustments on acquired assets and assumed liabilities.

In connection with the plan to integrate the operations of MB Financial and American Chartered following the completion of the merger, MB Financial anticipates that nonrecurring charges, such as costs associated with systems implementation, severance and other costs related to exit or disposal activities, will be incurred.  The unaudited pro forma combined condensed consolidated statements of operations do not include the effects of the non-recurring costs associated with any restructuring or integration activities resulting from the merger, as they are nonrecurring in nature. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration.

The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma combined condensed consolidated financial statements as a result of:

•                  capital used or generated in American Chartered’s operations between the signing of the merger agreement and completion of the merger;

•                  changes in the fair values of American Chartered’s assets and liabilities;

•                  other changes in American Chartered’s net assets that occurred prior to the completion of the merger, which could cause material changes in the information presented below; and

•                  the actual financial results of the combined company.

The unaudited pro forma combined condensed consolidated financial statements are provided for informational purposes only.  The unaudited pro forma combined condensed consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future.  The preparation of the unaudited pro forma combined condensed consolidated financial statements and related adjustments required management to make certain assumptions and estimates.  The unaudited pro forma combined condensed consolidated financial information is based on, and should be read together with, the historical consolidated financial statements and related notes of MB Financial contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and its Annual Report on Form 10-K for the year ended December 31, 2015, and of American Chartered for the six months ended June 30, 2016 and for the year ended December 31, 2015 included in this Form 8-K/A filing as Exhibits 99.3 and 99.2, respectively.

MB FINANCIAL, INC. AND AMERICAN CHARTERED BANCORP, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

As of June 30, 2016

(In thousands)

	MB Financial	American Chartered	Pro Forma Adjustments		Pro Forma
ASSETS
Cash, cash equivalents	$426,123	$127,905	$(102,317)	A	$451,711
Investment securities:
Investment securities	2,628,810	500,249	5,493	B	3,134,552
Non-marketable securities - Federal Home Loan Bank and Federal Reserve Bank stock	130,232	16,000	—		146,232
Total investment securities	2,759,042	516,249	5,493		3,280,784
Loans held for sale	843,379	2,688	—		846,067
Loans	10,197,887	2,008,261	(34,140)	C	12,172,008
Less: Allowance for loan losses	135,614	25,954	(25,954)	D	135,614
Net loans	10,062,273	1,982,307	(8,186)		12,036,394
Goodwill	725,039	—	265,196	E	990,235
Other intangibles	41,569	—	25,500	F	67,069
Other assets	1,138,365	150,124	(11,403)	G	1,277,086
Total assets	$15,995,790	$2,779,273	$174,283		$18,949,346
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$4,775,364	$1,212,667	$—		$5,988,031
Interest bearing	6,660,732	1,136,451	654	H	7,797,837
Total deposits	11,436,096	2,349,118	654		13,785,868
Borrowings	1,951,464	200,370	(8,008)	I	2,143,826
Accrued expenses and other liabilities	451,695	15,166	16,417	J	483,278
Total liabilities	13,839,255	2,564,654	9,063		16,412,972
STOCKHOLDERS’ EQUITY
Preferred stock:
Series A	115,280	—	—	K	115,280
Series D	—	1,693	(466)	K	1,227
Series F	—	24,089	(24,089)	K	—
Common stock	757	—	101	K	858
Additional paid-in capital	1,288,777	92,367	291,404	K	1,672,548
Retained earnings	783,468	150,776	(156,036)	K	778,208
Accumulated other comprehensive income	28,731	(3,311)	3,311	K	28,731
Treasury stock	(60,732)	(50,995)	50,995	K	(60,732)
Controlling interest stockholders’ equity	2,156,281	214,619	165,220		2,536,120
Noncontrolling interest	254	—	—		254
Total stockholders’ equity	2,156,535	214,619	165,220		2,536,374
Total liabilities and stockholders’ equity	$15,995,790	$2,779,273	$174,283		$18,949,346

MB FINANCIAL, INC. AND AMERICAN CHARTERED BANCORP, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2016

(In thousands, except share and per share data)

		American	Pro Forma
	MB Financial	Chartered	Adjustments		Pro Forma
Interest income:
Loans	$220,481	$44,191	$1,928	L	$266,600
Investment securities	38,785	5,982	(577)	L	44,190
Other interest earning accounts and federal funds sold	266	201	—		467
Total interest income	259,532	50,374	1,351		311,257
Interest expense:
Deposits	11,574	1,518	(69)	L	13,023
Borrowings	6,052	1,262	239	L	7,553
Total interest expense	17,626	2,780	170		20,576
Net interest income	241,906	47,594	1,181		290,681
Provision for credit losses	10,392	3,000	—		13,392
Net interest income after provision for credit losses	231,514	44,594	1,181		277,289
Non-interest income:
Mortgage banking revenue	67,097	824	—		67,921
Lease financing, net	34,754	—	—		34,754
Commercial deposit and treasury management fees	23,426	5,802	—		29,228
Trust and asset management fees	16,186	—	—		16,186
Other operating income	32,230	3,071	—		35,301
Total non-interest income	173,693	9,697	—		183,390
Non-interest expense:
Salaries and employee benefits	180,595	16,965	—		197,560
Occupancy and equipment expense	26,675	5,077	(273)	L	31,479
Computer services and telecommunication expense	18,832	813	—		19,645
Other intangibles amortization expense	3,243	—	1,249	L	4,492
Other operating expenses	54,361	6,649	—		61,010
Total non-interest expense	283,706	29,504	976		314,186
Income before income taxes	121,501	24,787	205		146,493
Income tax expense	38,975	9,704	82	M	48,761
Net income	82,526	15,083	123		97,732
Dividends and discount accretion on preferred shares	4,000	120	(100)	N	4,020
Net income available to common stockholders	$78,526	$14,963	$223		$93,712

Earnings per Share:
Basic	$1.07	$0.35			$1.13
Diluted	1.06	0.33			1.12

Average Shares Outstanding:
Basic	73,402,995	35,935,000	9,744,636	O	83,147,631
Diluted	74,073,665	46,150,000	9,744,636	O	83,818,301

MB FINANCIAL, INC. AND AMERICAN CHARTERED BANCORP, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2015

(In thousands, except share and per share data)

		American	Pro Forma
	MB Financial	Chartered	Adjustments		Pro Forma
Interest income:
Loans	$413,642	$85,640	$7,792	L	$507,074
Investment securities	80,273	11,506	(1,648)	L	90,131
Other interest earning accounts and federal funds sold	319	419	—		738
Total interest income	494,234	97,565	6,144		597,943
Interest expense:
Deposits	19,658	2,833	(196)	L	22,295
Borrowings	8,970	2,982	478	L	12,430
Total interest expense	28,628	5,815	282		34,725
Net interest income	465,606	91,750	5,862		563,218
Provision for credit losses	21,386	—	—		21,386
Net interest income after provision for credit losses	444,220	91,750	5,862		541,832
Non-interest income:
Mortgage banking revenue	117,426	1,535	—		118,961
Lease financing, net	76,581	—	—		76,581
Commercial deposit and treasury management fees	45,283	12,160	—		57,443
Trust and asset management fees	23,545	—	—		23,545
Other operating income	59,258	7,214	—		66,472
Total non-interest income	322,093	20,909	—		343,002
Non-interest expense:
Salaries and employee benefits	343,531	33,750	—		377,281
Occupancy and equipment expense	50,510	9,504	(545)	L	59,469
Computer services and telecommunication expense	34,453	1,736	—		36,189
Other intangibles amortization expense	6,115	—	2,595	L	8,710
Other operating expenses	99,545	14,876	—		114,421
Total non-interest expense	534,154	59,866	2,050		596,070
Income before income taxes	232,159	52,793	3,812		288,764
Income tax expense	73,211	20,804	1,525	M	95,540
Net income	158,948	31,989	2,287		193,224
Dividends and discount accretion on preferred shares	8,000	785	(745)	N	8,040
Net income available to common stockholders	$150,948	$31,204	$3,032		$185,184

Earnings per Share:
Basic	$2.03	$0.75			$2.21
Diluted	2.02	0.70			2.19

Average Shares Outstanding:
Basic	74,177,574	34,791,000	9,744,636	O	83,922,210
Diluted	74,849,030	45,610,000	9,744,636	O	84,593,666

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

Note 1 — Basis of Presentation

The unaudited pro forma combined condensed consolidated financial information has been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma combined condensed consolidated statements of operations for the year ended December 31, 2015 and six months ended June 30, 2016, are presented as if the acquisition occurred on January 1, 2015. The unaudited pro forma combined condensed consolidated balance sheet as of June 30, 2016 is presented as if the acquisition occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on those dates. The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented in this document.

Certain historical data of American Chartered has been reclassified on a pro forma basis to conform to MB Financial’s classifications.

Note 2 — Purchase Price

At the effective time of the merger, (i) each share of the common stock, no par value, of American Chartered (“American Chartered Common Stock”) that was issued and outstanding immediately prior to the effective time, (ii) each share of American Chartered’s 8% Cumulative Voting Convertible Preferred Stock, Series D (“American Chartered Series D Preferred Stock”), that was issued and outstanding immediately prior to the effective time whose holder elected pursuant to American Chartered’s charter to receive the same consideration in the merger as holders of American Chartered Common Stock, based on the number of shares of American Chartered Common Stock into which such share of American Chartered Series D Preferred Stock would otherwise then be convertible, and (iii) each share of American Chartered Non-Voting Perpetual Preferred Stock, Series F, that was issued and outstanding immediately prior to the effective time, was converted into the right to receive, subject to the election and proration procedures set forth in the merger agreement:  (1) cash in the amount of $9.30 (the “Cash Consideration”) or (2) 0.2732 shares of MB Financial’s common stock, with cash paid in lieu of fractional MB Financial shares determined by multiplying the fractional MB Financial share amount by $39.01(average closing sale price of MB Financial’s common stock for the five full trading days ending on August 23, 2016) (the “Stock Consideration”).  The holders of such shares of American Chartered stock also could elect to receive a combination of the cash consideration and the stock consideration for their shares.  Each share of American Chartered Series D Preferred Stock whose holder did not elect to receive the same consideration in the merger as holders of American Chartered Common Stock, based on the number of shares of American Chartered Common Stock into which such share of American Chartered Series D Preferred Stock would otherwise then be convertible, converted into the right to receive one share of MB Financial’s 8% Cumulative Voting Convertible Preferred Stock, Series B.

MB Financial issued approximately 9.7 million shares of common stock in the merger, resulting in approximately 83.5 million shares of MB Financial common stock outstanding after the merger.

Note 3 — Allocation of Purchase Price of American Chartered

Under the acquisition method of accounting, American Chartered’s assets and liabilities and any identifiable intangible assets are required to be adjusted to their estimated fair values. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available.  The following are the pro forma adjustments made to record the transaction and to adjust American Chartered’s assets and liabilities to their estimated fair values at June 30, 2016.

(in thousands)

Purchase Price of American Chartered:
Market value of MB Financial common stock	$382,769
Market value of MB Financial preferred stock as converted	1,227
Stock-based compensation attributed to pre-business combination service	1,103
Cash paid	102,317
Total purchase price	$487,416
Historical net assets of American Chartered as of June 30, 2016	$214,619
Fair value adjustments as of June 30, 2016:
Investment securities	5,493
Loans	(34,140)
Elimination of American Chartered’s allowance for loan losses	25,954
Premises and equipment	(11,403)
Goodwill	265,196
Core deposit intangibles	25,500
Interest bearing deposits	(654)
Borrowings	8,008
Operating lease liabilities	(6,090)
Other liabilities	(5,067)
Total historical net assets and fair value adjustments	$487,416

All of the other asset and liability categories are either variable rate or short-term in nature and fair value adjustments were considered to be immaterial to the financial presentation.  The purchase price adjustments are subject to further refinement, including the determination of a core deposit intangible and its life for amortization purposes.

The following pro forma adjustments are reflected in the unaudited pro forma condensed combined consolidated financial information:

A.            Cash portion of the purchase price to be paid in the amount of $102.3 million.

B.            Fair value adjustment on held-to-maturity investment securities to be accreted using the 150% declining balance method over a five-year weighted average remaining life of the investment securities. This interest rate fair value adjustment was determined based on quoted prices for similar investment securities or other observable market data.

C.            Fair value adjustment on loans which includes a $4.3 million discount to adjust for credit deterioration of the acquired portfolio and a $29.8 million discount to reflect current interest rates and spreads to be accreted using the straight line method over a 10-year weighted average remaining life of the acquired portfolio. The interest rate fair value adjustment was determined based on the present value of estimated future cash flows of the loans to be acquired, discounted using a weighted average market rate. The credit fair value adjustment was determined based on assigned risk ratings and the present value of estimated expected cash flows (including the estimated fair value of loan collateral).

D.            Elimination of American Chartered’s allowance for loan losses.

E.             Estimate of goodwill. See the purchase price allocation above for calculation.

F.              Estimate of core deposit intangible asset to be amortized using the 150% declining balance method over a 15-year useful life. This asset was determined based on the present value of the estimated future cash flows of core deposits discounted using a weighted average market rate.

G.            Fair value adjustment on premises and equipment of $8.2 million to be amortized using the straight line method over a 19-year remaining life of the premises and equipment.  Also includes a fair value adjustment on land of $3.2 million.

H.           Fair value adjustment on interest bearing deposits to be amortized using the 150% declining balance method over a five-year weighted average remaining life of the deposits.

I.                Fair value adjustments on the junior subordinated notes issued to capital trusts to be accreted using the straight line method over the 18-year remaining maturity.

J.                Liability due to unfavorable operating lease terms relative to market terms to be accreted using the straight line method over the 26-year weighted average remaining terms.  Also includes net deferred tax asset based on the fair value adjustments that are not tax deductible using a tax rate of 40% as well as an accrual for estimated transaction costs, primarily professional fees, of $5,260, net of tax.

K.            Elimination of American Chartered’s stockholders’ equity and the issuance of MB Financial shares in the merger. It is assumed that none of the outstanding shares of American Chartered Series D preferred stock are converted into American Chartered common stock prior to the merger or converted into the right to receive the same consideration in the merger as the holders of American Chartered common stock, and that shares of MB Financial preferred stock are issued. The fair value of the MB Financial preferred stock was estimated as if it were converted into MB Financial common stock. Also includes a decrease in retained earnings for estimated transaction costs, primarily professional fees, of $5,260, net of tax.

L.             See Note 4 for the estimated amortization/accretion adjustments included in the pro forma combined condensed consolidated statements of operations.

M.         Taxes were adjusted for pro forma purposes at a 40% rate for statements of operations adjustments.

N.            Elimination of American Chartered’s dividends on preferred stock and addition of MB Financial’s dividends on newly issued preferred stock in connection with the merger.

O.            Shares assumed to be issued by MB Financial in the merger.

Not included in the pro forma statements is provision related to the acquired loans.   We anticipate recording a provision for the acquired portfolio in future periods related to renewing American Chartered loans, which is expected to largely offset the accretion from non-purchase credit impaired loans.

Note 4 — Estimated Amortization/Accretion of Acquisition Accounting Adjustments

For purposes of determining the pro forma effect of the merger on the statements of operations, the following pro forma adjustments have been made as if the acquisition occurred as of January 1, 2015 (in thousands):

	For the six months ended June 30, 2016	For the year ended December 31, 2015
Yield adjustment for interest income on investment securities	$(577)	$(1,648)
Yield adjustment for interest income on loans (1)	1,928	7,792
Amortization of premises and equipment adjustment	144	288
Amortization of operating lease liabilities	129	257
Amortization of core deposit intangible	(1,249)	(2,595)
Yield adjustment for interest expense on interest bearings deposits	69	196
Yield adjustment for interest expense on borrowings	(239)	(478)
Total adjustments	205	3,812
Tax effect on pro forma adjustments	82	1,525
Total adjustments, net of tax	$123	$2,287

(1) Includes accretion for interest rate market value adjustment.

The following table presents the estimated amortization (accretion) of the acquisition accounting adjustments reflected in the unaudited pro forma combined condensed consolidated financial information on the future pre-tax net income of MB Financial after the merger with American Chartered as if the acquisition occurred as of January 1, 2015 (in thousands):

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7
Yield adjustment for interest income on investment securities	$(1,648)	$(1,154)	$(897)	$(897)	$(897)	$—	$—
Yield adjustment for interest income on loans (1)	7,792	3,856	3,150	2,592	1,936	1,617	1,564
Amortization of premises and equipment adjustment	288	288	288	288	288	288	288
Amortization of operating lease liabilities	257	257	257	257	257	257	257
Amortization of core deposit intangible	(2,595)	(2,498)	(2,248)	(2,023)	(1,821)	(1,642)	(1,631)
Yield adjustment for interest expense on interest bearings deposits	196	137	107	107	107	—	—
Yield adjustment for interest expense on borrowings	(478)	(478)	(478)	(478)	(478)	(478)	(478)
Total adjustments to pro forma pre-tax net income	$3,812	$408	$179	$(154)	$(608)	$42	$—

(1) Includes accretion for interest rate market value adjustment.

As noted above, not included in the pro forma statements is provision related to the acquired loans.   We anticipate recording a provision for the acquired portfolio in future periods related to renewing American Charted loans, which is expected to largely offset the accretion from non-purchase credit impaired loans.

Note 5 — Merger Costs of American Chartered

The table below reflects MB Financial’s current estimate of the aggregate merger costs of $18.8 million (net of $10.7 million of taxes, computed using the combined federal and state tax rate of 40%) expected to be incurred in connection with the merger, which are excluded from the pro forma financial statements. While a portion of these costs may be required to be recognized over time, the current estimate of these costs, primarily comprised of anticipated cash charges, include the following (in thousands):

Professional fees	$7,000	(1)
Change of control, severance and retention plan payments	11,000
Data processing, termination and conversion	4,000
Lease termination and exit costs	7,500
Pre-tax merger costs	29,500
Taxes	10,740
Total merger costs	$18,760

(1)  A portion of this amount is not tax deductible.

MB Financial’s cost estimates are forward-looking. While the costs represent MB Financial’s current estimate of merger costs associated with the merger that will be incurred, the ultimate level and timing of recognition of these costs will be based on the final integration following consummation of the merger. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with the merger will impact these estimates. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs.